Exhibit 99.1

Poniard Pharmaceuticals Completes Enrollment in Picoplatin Phase 2
Small Cell Lung Cancer Clinical Trial

South San Francisco (August 17, 2006) — Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a specialty pharmaceutical company focused on oncology, today announced that the Company has completed enrollment in a Phase 2 open-label, multi-center clinical trial evaluating picoplatin for the treatment of small cell lung cancer (SCLC).  All 75 patients targeted for enrollment have been treated with picoplatin, the Company’s lead product candidate.

“With patient enrollment now complete, we expect that clinical data from this Phase 2 trial,  including preliminary median overall survival data, will be available in the fourth quarter of this year,” said David A. Karlin, M.D., senior vice president of clinical development and regulatory affairs of Poniard.  “We will evaluate these clinical trial data, along with several other factors, in consideration of initiating a Phase 3 pivotal trial of picoplatin in the first quarter of 2007.  Such a trial would be conducted in SCLC patients who have been previously treated with platinum-based chemotherapy but have progressed or relapsed and would evaluate overall survival as the primary endpoint.”

Picoplatin is an intravenous chemotherapeutic agent designed to overcome platinum resistance associated with the treatment of solid tumors.  Testing in more than 500 patients in Phase 1 and 2 safety and efficacy studies indicates that picoplatin may have a more manageable safety profile with fewer side effects than currently available platinum-based therapies.  In addition to the Phase 2 clinical trial in patients with SCLC, picoplatin is being studied in clinical trials in patients with colorectal and prostate cancers.  Poniard has received orphan drug designation from the U.S. Food and Drug Administration for picoplatin for the treatment of SCLC.

SCLC is currently treated with platinum therapies, but many patients do not respond or relapse within a short time of treatment.  According to the 2006 National Comprehensive Cancer Network practice guidelines in oncology, the median survival for patients who receive second-line chemotherapy is approximately 16 to 20 weeks, while median survival for patients who progress or relapse and do not receive second-line chemotherapy is approximately 14 weeks.

“New agents are needed that are active in SCLC and that can overcome the drug resistance associated with currently available platinum compounds,” said Alan B. Glassberg, M.D., chief medical officer of Poniard.  “To date, picoplatin has shown activity in platinum-sensitive, -resistant and -refractory cancers with fewer side effects than currently available platinum-based chemotherapeutics.  We believe that picoplatin could be an important potential treatment option for patients with SCLC.”

Phase 2 Study Details

The Phase 2 trial is designed to confirm the clinical activity of picoplatin as second-line therapy in patients with platinum-sensitive, -resistant or -refractory SCLC who have failed a prior platinum-based chemotherapy.  Several efficacy endpoints are being assessed, including response rates, progression-free survival, overall survival, improvement in disease-related symptoms and disease control (defined as complete response, partial response and stable disease).  The trial is being conducted at clinical sites in North America and Eastern Europe.

About Small Cell Lung Cancer

SCLC is the most aggressive and deadly form of lung cancer and accounts for approximately 20 percent of all lung cancer cases.  The estimated incidence of lung cancer was 383,900 in Europe in 2004, according to the International Agency for Research on Cancer, and 174,500 in the United States in 2006, according to the National Cancer Institute.  Platinum-containing combination chemotherapy is currently considered standard therapy.  However, toxicity, failure to respond to treatment (refractory SCLC) or early relapse (resistant SCLC) can affect treatment outcomes.  After the failure of combination chemotherapy, there is currently no available therapy that offers significant benefit to patients who have refractory or resistant disease.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile.  An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors.  Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s planned research and development programs and clinical trial activities.  The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including uncertainties associated with research, development, clinical trials and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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